Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, December 13, 2005

eOn Communications Reports Profitable First Quarter Fiscal 2006 Results

ATLANTA (December 13, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported financial results for the first fiscal quarter ended October 31, 2005.

Excluding Cortelco Shanghai, revenues for the quarter were $3,172,000, a decrease of 30.6% compared with $4,571,000 for the same period last year. Excluding Cortelco Shanghai, income from continuing operations was $181,000, or $0.01 per common share, an increase of 120.7% compared to income from continuing operations of $82,000 or $0.01 per share in the quarter ended October 31, 2004.

On October 26, 2005, the Company announced that it signed a memorandum of understanding to sell its 54% interest in Cortelco Shanghai Telecom Equipment Company to the 46% minority holder, Shanghai Fortune Telecommunication Technology Development Co. Ltd. and members of management of Cortelco Shanghai. Accordingly, the results of operations of Cortelco Shanghai for all periods presented are reported as discontinued operations. Income from discontinued operations was $107,000, or $.01 per common share compared to income from discontinued operations of $16,000 or $0.00 per common share in the quarter ended October 31, 2004.

Net income for the quarter was $505,000, or $0.04 per common share, an increase of 415.3% compared to net income of $98,000, or $0.01 per common share in the quarter ended October 31, 2004. The net income of $505,000 consisted of three components: $181,000 from continuing operations, $107,000 from discontinued operations and an extraordinary gain of $217,000.

The Company issued the final amount of common stock required to be made pursuant to the original Cortelco Shanghai purchase agreement in the quarter ended October 31, 2005. Because the value of the assets acquired exceeded the value of the stock issued, the Company realized an extraordinary gain on the purchase. The extraordinary gain was $217,000, or $0.02 per common share.

“I am pleased to report that our ongoing efforts to better align our expenses and revenues have yielded profitable results for the quarter.” stated David Lee, eOn’s chairman and chief executive officer. “We expect these actions, combined with our sales initiatives here and in China, will also generate profitable results in our second quarter.”

Conference Call

The Company will host a conference call at 4:45 p.m. ET, December 13, 2005, to discuss first quarter results. To hear the call, dial 800-310-6649 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company's results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation's most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended October 31,
	2005	2004
REVENUE
Net revenue	$3,172	$4,571

COST OF REVENUE
Cost of revenue	1,060	2,067

Gross profit	2,112	2,504

OPERATING EXPENSE
Selling, general and administrative	1,355	1,568
Research and development	586	866

Total operating expense	1,941	2,434

Income from continuing operations	171	70

Interest income	34	21
Other expense, net	(24)	(9)

Income from continuing operations before income taxes	181	82

Income tax expense	—	—

Income from continuing operations after income taxes	181	82

DISCONTINUED OPERATIONS
Income from discontinued operations, net of tax of $36 and $4, respectively and minority interest of $91 and $13, respectively	107	16

Income before extraordinary item	288	98

EXTRAORDINARY ITEM
Extraordinary gain, net of income taxes of $0	217	—

Net income	$505	$98

Weighted average shares outstanding:
Basic	12,961	12,821
Diluted	13,039	12,918

Basic income per share:
From continuing operations after income taxes	$0.01	$0.01
From discontinued operations, net of tax and minority interest	0.01	—
Extraordinary gain, net of income taxes	0.02	—

Net income	$0.04	$0.01

Diluted income per share:
From from continuing operations after income taxes	$0.01	$0.01
From discontinued operations, net of tax and minority interest	0.01	—
Extraordinary gain, net of income taxes	0.02	—

Net income	$0.04	$0.01

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	October 31, 2005	July 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$749	$870
Marketable securities	3,600	3,600
Trade accounts receivable, net of allowance of $1,176 and $1,106, respectively	2,601	2,145
Trade accounts receivable - related party	16	19
Notes receivable - related party		—
Inventories	2,132	2,155
Prepaid and other current assets	195	206
Current assets of discontinued operations	7,598	7,408

Total current assets	16,891	16,403

Property and equipment, net	368	434
Goodwill	21	21
Non-current assets of discontinued operations	53	271

Total assets	$17,333	$17,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$653	$703
Trade accounts payable - related party	160	157
Deferred acquisition payment	—	914
Accrued expenses and other	1,508	1,603
Current liabilities of discontinued operations	5,093	4,952

Total current liabilities	7,414	8,329

Minority interest of discontinued operations	1,236	1,145
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 14,075,151 and 13,579,957 shares issued, respectively)	14	13
Additional paid-in capital	54,969	54,455
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(44,867)	(45,372)
Accumulated other comprehensive income	69	61

Total stockholders’ equity	8,683	7,655

Total liabilities and stockholders’ equity	$17,333	$17,129

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